SCHEDULE 14A

             INFORMATION REQUIRED IN PROXY STATEMENT

                     SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the
                 Securities Exchange Act of 1934
                       (Amendment No.   _)
                      ______________________

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under 240.14a-12

                      Elizabeth Arden, Inc.
         (Name of Registrant as specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:
    (2) Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
    (4) Proposed maximum aggregate value of transaction:
    (5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid: ______________________________
    (2) Form, Schedule or Registration No.: __________________
    (3) Filing Party: ________________________________________
    (4) Date Filed: __________________________________________

                      ELIZABETH ARDEN, INC.

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   To be Held on June 25, 2002

   The annual meeting of shareholders of Elizabeth Arden, Inc. will be held on Tuesday, June 25, 2002, at 10:00 a.m., local time, at our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, for the following purposes, as described in the attached proxy statement:

   1. To elect a board of six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

   2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2003;

   3. To approve our 2002 Employee Stock Purchase Plan; and

   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 29, 2002 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement of that meeting. Only shareholders of record at the close of business on that date will be entitled to vote at the annual meeting. For 10 days prior to the annual meeting, a list of shareholders entitled to vote will be available for inspection at our offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

   It is important that your shares be represented at the annual meeting regardless of the size of your holdings. Whether or not you intend to be present at the annual meeting in person, we urge you to please complete, date and sign the enclosed proxy card and return it in the envelope provided for that purpose. Many shareholders will also have the option to vote by telephone. We urge you to vote by telephone, if possible, since your vote is recorded quickly and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. See your proxy card for further instructions on voting. If you attend the annual meeting, you may also submit your vote in person and any previous votes that you submitted will be superseded by the vote you cast at the annual meeting.

                                   By Order of the Board of Directors

                                   OSCAR E. MARINA
                                   Secretary

Miami Lakes, Florida
May 16, 2002

YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE-FREE ENVELOPE OR TO VOTE BY
TELEPHONE WHERE POSSIBLE.  THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO
ITS USE.

                      ELIZABETH ARDEN, INC.
                    _________________________

                         PROXY STATEMENT
                    _________________________

                  ANNUAL MEETING OF SHAREHOLDERS
                   TO BE HELD ON JUNE 25, 2002

General

   This proxy statement is being furnished to holders of common stock, par value$.01 per share, of Elizabeth Arden, Inc., in connection with the solicitation of proxies by our board of directors for use at our annual meeting of shareholders to be held at our principal executive offices located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, at 10:00 a.m., local time, on June 25, 2002, and at any adjournment or postponement of this meeting, for the purposes set forth in the accompanying notice of meeting.

   It is anticipated that our annual report for the fiscal year ended January 31, 2002, this proxy statement and the accompanying form of proxy card will be first mailed to our shareholders on or about May 24, 2002. The annual report is not to be regarded as proxy soliciting material.

   The company was organized in Florida in 1960. Following our acquisition of the Elizabeth Arden fragrance, cosmetics and skin treatment business in January 2001, we changed our name to "Elizabeth Arden, Inc." Our primary business is the manufacture and marketing of prestige fragrances, skin treatment and cosmetic products.

Outstanding Shares and Voting Rights

   Only holders of record of our common stock on our books at the close of business on April 29, 2002 are entitled to notice of and to vote at the annual meeting. On that date, there were 18,218,192 shares of common stock entitled to vote on each matter to be presented at the annual meeting. Holders of the common stock have one vote per share on all matters. No other class of stock of the company has voting rights.

   A majority of the shares of our common stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for action on a matter at the annual meeting. In determining the presence of a quorum at the annual meeting, abstentions are counted, and broker non-votes are not. Our bylaws provide that the affirmative vote of a majority of the shares of the voting stock represented, in person or by proxy, and entitled to vote on a matter at a meeting in which a quorum is present shall be the act of the shareholders, except as otherwise provided by law. The affirmative vote of a majority of the shares of common stock represented, in person or by proxy, and entitled to vote at the meeting is required to approve the ratification of the appointment of PricewaterhouseCoopers LLP and the 2002 Employee Stock Purchase Plan. The Florida Business Corporation Act provides that directors are elected by a plurality of the votes cast. Abstentions and broker non-votes have no legal effect on whether a nominee for director is elected, but will have the same effect as votes against the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2003 and against the approval of the 2002 Employee Stock Purchase Plan.

   Shares represented by a properly executed proxy received in time to permit its use at the annual meeting or any adjournment or postponement of this meeting will be voted in accordance with the instructions indicated therein. If no instructions are indicated, the shares represented by the proxy will be voted FOR the election of all of the nominees for director, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2003, FOR the approval of the 2002 Employee Stock Purchase Plan, and in the discretion of the proxy holders as to any other matter which may properly come before the annual meeting.

   You are requested, regardless of the number of shares you hold, to sign the proxy and return it promptly in the enclosed envelope or to vote by telephone, if possible. Each shareholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the annual meeting, by written notice to our corporate Secretary or by delivery of a later-dated proxy.

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of May 16, 2002 (except as noted below), (i) the ownership of common stock by all persons known by us to own beneficially more than 5% of the outstanding shares of our common stock, and
(ii) the beneficial ownership of common stock by (a) each of our directors and director-nominees, (b) the chief executive officer and each of the four other most highly compensated executive officers for the fiscal year ended January 31, 2002, and (c) all of our directors and executive officers as a group, without naming them:

                                                    COMMON STOCK
                                              AMOUNT AND
                                               NATURE OF      PERCENTAGE
NAME AND ADDRESS                              BENEFICIAL        OF THE
OF BENEFICIAL OWNER (1)                       OWNERSHIP (2)    CLASS (2)
----------------------------------------------------------------------------
E. Scott Beattie (3)                           1,246,355          6.5%

Paul West (4)                                    183,243            *

Stephen J. Smith (5)                              24,599            *

Gretchen Goslin (6)                              108,292            *

Oscar E. Marina  (7)                             105,150            *

J.W. Nevil Thomas (8)                            270,362          1.5

Fred Berens (9)                                  859,953          4.7

Richard C.W. Mauran (10)                       1,804,698          9.9

George Dooley (11)                                68,500            *

William M. Tatham  (12)                           15,000            *

Rafael Kravec (13)                             1,456,890          8.2

Conopco, Inc.  (14)                            1,388,751          7.9

Dynamic Mutual Funds Ltd. (15)                 1,323,090          7.5

Wellington Management Co. LLP (16)             1,121,900          6.4

SAFECO Corporation  (17)                         898,800          5.1

All directors and executive officers as
a group (10 persons) (18)                      4,583,069         23.5

*   Less than one percent of the class.

(1) The address of each of the persons shown in the above table other than Messrs. Thomas, Mauran and Tatham, Conopco, Inc., Dynamic Mutual Funds Ltd., Wellington Management Co., LLP, and SAFECO Corporation, is c/o Elizabeth Arden, Inc., 14100 NW 60th Avenue, Miami Lakes, Florida
      33014. The address of Mr. Thomas is Scotia Plaza, 40 King Street W., Suite 4712, Toronto, Ontario M5H 3Y2 Canada. The address of Mr. Mauran is 31 Burton Court, Franklins Row, London SW3, England. The address of Mr. Tatham is 4100 Young Street, Suite 612, Toronto, Ontario M2P 2B5 Canada. The address of Conopco, Inc. is 390 Park Avenue, New York, New York 10022. The address of Dynamic Mutual Funds Ltd., is 55th Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 4A9 Canada. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address of SAFECO Corporation is SAFECO Plaza, Seattle, Washington 98185.

(2) Includes, where applicable, shares of common stock issuable upon the exercise of options to acquire common stock held by such persons that may be exercised within 60 days after May 9, 2002. Also includes shares of restricted common stock and performance accelerated restricted common stock as to which such person has voting power but no dispositive power. Unless otherwise indicated, we believe that all persons named in the table above have sole voting power and/or investment power with respect to all shares of common stock beneficially owned by them.

(3) Includes (i) 340,213 shares of common stock, (ii) 1,808 shares of restricted common stock, (iii) 81,000 shares of performance accelerated restricted common stock, (iv) 698,334 shares of common stock issuable upon the exercise of stock options and (v) 125,000 shares of common stock for which Mr. Beattie has an option to purchase from an unaffiliated third party.

(4) Includes (i) 6,265 shares of common stock, (ii) 1,311 shares of restricted common stock, (iii) 39,000 shares of performance accelerated restricted common stock and (iv) 136,667 shares of common stock issuable upon the exercise of stock options.

(5) Includes (i) 599 shares of restricted common stock and (ii) 24,000 of shares of performance accelerated restricted common stock.

(6) Includes (i) 16,967 shares of common stock, (ii) 991 shares of restricted common stock, (iii) 12,000 shares of performance accelerated restricted common stock and (iv) 78,334 shares of common stock issuable upon the exercise of stock options.

(7) Includes (i) 25,920 shares of common stock, (ii) 896 shares of restricted common stock, (iii) 15,000 shares of performance accelerated restricted common stock and (iv) 63,334 shares of common stock issuable upon the exercise of stock options.

(8) Includes (i) 49,484 shares of common stock owned individually by Mr. Thomas, (ii) 137,425 shares of common stock owned by Nevcorp, Inc., a corporation controlled by Mr. Thomas, (iii) 4,772 shares of common stock held in four trusts for the benefit of Mr. Thomas' children and for which he serves as a trustee, (iv) 26,181 shares of common stock owned by Mr. Thomas' spouse and (v) 52,500 shares of common stock issuable upon the exercise of stock options. Mr. Thomas disclaims beneficial ownership as to the shares of common stock owned by his spouse and the four trusts.

(9) Includes (i) 807,453 shares of common stock and (ii) 52,500 shares of common stock issuable upon the exercise of stock options.

(10) Includes (i) 1,752,198 shares of common stock owned by Euro Credit Investments Limited, a company controlled by Mr. Mauran and (ii) 52,500 shares of common stock issuable upon the exercise of stock options.

(11) Includes (i) 9,000 shares of common stock owned by Mr. Dooley together with his spouse as joint tenants with right of survivorship and (ii) 59,500 shares of common stock issuable upon the exercise of stock options.

(12) Represents shares of common stock issuable upon the exercise of stock options.

(13) Based on a Schedule 13G/A reporting ownership as of dated December 31, 2001. Includes 1,000 shares of common stock that are owned by Mr. Kravec's daughter and as to which Mr. Kravec disclaims beneficial ownership.

(14) Based on a Schedule 13G reporting ownership as of December 3, 2001. Represents shares of common stock issuable upon the conversion of Series D convertible preferred stock which were convertible at May 9, 2002.

(15) Based on a Schedule 13G/A reporting ownership as of April 1, 2002. Shares are held in mutual funds managed by Dynamic Mutual Funds Ltd. acting as investment counsel and portfolio manager.

(16) Based on a Schedule 13G reporting ownership as of December 31, 2001. Shares are held by clients of Wellington Management Company, LLP (WMC), as to which WMC acts as investment adviser.

(17) Based on a Schedule 13G reporting ownership as of December 31, 2001. SAFECO Corporation has shared voting and dispositive power over 898,800 shares of common stock, including 728,600 shares that are owned beneficially by registered investment companies for which SAFECO Corporation serves as an adviser. SAFECO Corporation disclaims beneficial ownership of the shares.

(18) Includes 1,130,335 shares of common stock issuable upon exercise of stock options.


                PROPOSAL 1 - ELECTION OF DIRECTORS

Information about the Nominees

   Six directors are to be elected at the annual meeting. The six nominees named below are currently serving as the directors of the company and have been designated by the board of directors as nominees for election as directors, to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In the event that any nominee is unable or unwilling to serve, discretionary authority is reserved to the persons named in the accompanying form of proxy to vote for substitute nominees. The board of directors does not anticipate that such an event will occur. Each director must be elected by a plurality of the votes cast.

   The names of the nominees for our board of directors and information about them are set forth below.

   E. SCOTT BEATTIE, age 43, has served as chairman of the board of directors since April 2000, as our president and chief executive officer since March 1998 and as a director of the company (including the predecessor fragrance company) since January 1995. Mr. Beattie served as our president and chief operating officer from April 1997 to March 1998 and as vice chairman of the board of directors and assistant secretary of the company from November 1995 to April 1997. Mr. Beattie served as executive vice president of Bedford Capital Corporation, a Toronto, Canada-based merchant banking firm, from March 1995 to March 1998. Prior to co-founding Bedford Capital Corporation, Mr. Beattie served as vice president and director of mergers & acquisitions of Merrill Lynch, Inc., where he specialized in management buyouts and divestitures. Mr. Beattie also was a manager of Andersen Consulting, specializing in the design and implementation of enterprise resource planning systems. Mr. Beattie is a director of Bedford Capital Corporation. Mr. Beattie is also a director of the Cosmetic, Toiletry and Fragrance Association.

   J.W. NEVIL THOMAS, age 64, has served as vice chairman of the board of directors since April 1997 and previously served as chairman of the board of directors (including the predecessor fragrance company) from July 1992 until April 1997. Since 1970, Mr. Thomas has served as president of Nevcorp, a financial and management consulting firm which is controlled by Mr. Thomas. Mr. Thomas is chairman of the board of Bedford Capital Corporation and a director of Pet Valu, Inc., a pet food retailer.

   FRED BERENS, age 59, has served as a director of the company (including the predecessor fragrance company) since July 1992. Mr. Berens has served as senior vice president - investments of Prudential Securities, Inc., an investment banking firm, since March 1965. Mr. Berens served as a director of the company, when it was known as Suave Shoe Corporation, until December 1994.

   RICHARD C.W. MAURAN, age 68, has served as a director of the company(including the predecessor fragrance company) since July 1992. Mr. Mauran is a private investor and serves as a director of Bedford Capital Corporation, Microbix Biosystems, Inc., a biotechnology company, Pet Valu, Inc., and US Physical Therapy, Inc., which owns and operates physiotherapy centers.

   GEORGE DOOLEY, age 70, has served as a director of the company since March 1996. Mr. Dooley has served as president and chief executive officer of (i) Community Television Foundation of South Florida, Inc., a not-for-profit corporation supporting, and a licensee of, public television station WPBT Channel 2, since 1955, (ii) WPBT Communications Foundation, Inc., a not-for-profit corporation supporting public television station WPBT Channel 2, since 1981, and (iii) Comtel, Inc., a company providing television facilities to television producers, since 1981.

   WILLIAM M. TATHAM, age 43, has served as a director of the company since July 2001. Mr. Tatham has served as chief executive officer of XJ Partners, Inc., a Canada-based strategy consulting company, since September 2001. From November 2000 until June 2001, Mr. Tatham served as Vice President and General Manager of Siebel Systems, Inc., an eBusiness applications software company. From 1990 until its acquisition by Siebel Systems in November 2000, Mr. Tatham served as the president and chief executive officer of Janna Systems, Inc., a Canada-based software development company which Mr. Tatham founded. Mr. Tatham serves as a director of Triple G Systems Group, Inc., a Canada-based developer of laboratory information systems.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" EACH NOMINEE FOR DIRECTOR.

     SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Federal securities laws require our directors, executive officers, and persons who beneficially own more than ten percent of our common stock to file reports of initial ownership and reports of subsequent changes in ownership with the Securities and Exchange Commission and to provide us copies of these reports. Specific due dates have been established, and we are required to disclose any failure of these persons to file timely those reports during our fiscal year ended January 31, 2002. To the best of our knowledge, based solely upon a review of copies of reports furnished to us and written representations that no other reports were required, all of our directors, executive officers and ten percent or greater beneficial owners of common stock made all such filings timely.

        MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

   During the fiscal year ended January 31, 2002, the board of directors held six meetings, and each director attended at least 75% of the total meetings of the board of directors and at least 75% of the total meetings of the committees of the board of directors on which he served. In addition to the meetings, the board of directors and its committees review and act upon matters through written consent procedures. The board of directors has an audit committee and a compensation committee.

   The audit committee consists of Messrs. Berens, Dooley and Thomas, none of whom are presently, or were formerly, our employees. The audit committee oversees the procedures, scope and results of the annual audit and reviews the services provided by our independent auditors. The audit committee met twice during the fiscal year ended January 31, 2002.

   The compensation committee consists of Messrs. Berens and Dooley. The compensation committee administers our stock incentive plans and reviews and approves the compensation of our executive officers and other key management personnel. The compensation committee did not meet during the fiscal year ended January 31, 2002, since compensation decisions for the fiscal year were made at a meeting on January 31, 2001. The compensation committee did act by written consent three times during the fiscal year ended January 31, 2002.

   The board of directors does not have a standing nominating committee and performs this function itself.

                      DIRECTOR COMPENSATION

   Directors who are our employees (currently Mr. Beattie) receive no additional monetary compensation for serving on our board of directors or any of its committees. Directors who are not our employees (currently Messrs. Thomas, Berens, Dooley, Mauran and Tatham) receive an annual retainer of $3,000 and a fee of $500 for each meeting of our board of directors or a committee of the board attended. The board reimburses all directors for all expenses incurred in connection with their activities as directors. Under the terms of our Non-Employee Director Stock Option Plan, non-employee directors will receive stock options for 7,000 shares of common stock upon their initial election to the board and stock options for 15,000 shares of common stock annually upon reelection to the board at the annual meeting of shareholders. Options granted under the Non-Employee Director Stock Option Plan upon initial election to the board are exercisable one year from the date of grant. Options granted under this plan upon reelection to the board are exercisable on the next annual meeting date if the director is re-elected to the board. The exercise price for each option is equal to the fair market value of a share of common stock on the date of grant. During the fiscal year ended January 31, 2002, upon their reelection to our board of directors at the 2001 annual meeting of shareholders, Messrs. Thomas, Berens, Dooley, Mauran and Tatham were each granted stock options under the Non-Employee Director Stock Option Plan for 15,000 shares of common stock.

                      EXECUTIVE COMPENSATION

Summary Compensation Table

   The following table sets forth information concerning the annual compensation for services in all capacities to us for the twelve months ended January 31, 2002, January 31, 2001 and January 31, 2000 of the chief executive officer and each of our four other most highly compensated executive officers who were serving in such capacity at January 31, 2002:

                                                 ANNUAL COMPENSATION
                                          ------------------------------------
                                                                  OTHER ANNUAL
NAME AND                        YEAR       SALARY      BONUS      COMPENSATION
PRINCIPAL POSITION              (1)          ($)        ($)          ($)(2)
------------------------      -------     --------    --------    ------------
E. Scott Beattie              1/31/02      400,000          --         3,195
 Chairman, President and      1/31/01      375,000     200,313         3,984
 Chief Executive Officer      1/31/00      375,000     200,000         3,961

Paul F. West                  1/31/02      325,000          --        76,281
 Executive Vice President     1/31/01      250,000     126,563         2,686
 and Chief Operating          1/31/00      250,000     100,000           269
 Officer

Stephen J. Smith              1/31/02      214,807          --       125,163
 Executive Vice President
 and Chief Financial
 Officer (6)

Gretchen Goslin               1/31/02      259,000          --         1,657
 Executive Vice President,    1/31/01      222,115      91,406         1,828
 Business Development         1/31/00      197,116     100,000           207

Oscar E. Marina               1/31/02      225,000          --         1,728
 Senior Vice President,       1/31/01      187,693      83,600         1,941
 General Counsel and          1/31/00      170,000      75,000           296
 Secretary

                                  LONG-TERM COMPENSATION
                              ------------------------------
                                          AWARDS
                              ------------------------------
                                                 SECURITIES
                              RESTRICTED         UNDERLYING       ALL OTHER
NAME AND                      STOCK              OPTIONS          COMPENSATION
PRINCIPAL POSITION            ($)(3)             (#)              ($)(4)
------------------------      ----------         ----------       ------------
E. Scott Beattie                12,677                --             13,432
 Chairman, President and            --           550,000 (5)          9,499
 Chief Executive Officer            --           100,000              4,164

Paul F. West                     8,711                --              5,354
 Executive Vice President           --           220,750 (5)          7,433
 and Chief Operating                --            50,000              3,631
 Officer

Stephen J. Smith                 1,938           100,000              1,487
 Executive Vice President
 and Chief Financial
 Officer (6)

Gretchen Goslin                  6,533                --             10,798
 Executive Vice President,          --           130,750 (5)          6,884
 Business Development               --            10,000              3,517

Oscar E. Marina                  5,914                --             11,184
 Senior Vice President,             --           110,750 (5)          6,880
 General Counsel and                --            10,000              3,424
 Secretary

(1)  The amounts shown for "1/31/02," "1/31/01" and "1/31/00" are for the fiscal years ended January 31, 2002, 2001 and 2000, respectively.

(2) During the fiscal years ended January 31, 2002, 2001 and 2000, respectively, the named executives were reimbursed for the following amounts of taxes incurred as a result of the payment of executive disability insurance premiums: (a) E. Scott Beattie - $3,195, $3,984 and $216; (b) Paul F. West - $2,703, $2,686 and $269; (c) Gretchen Goslin -
     $1,657, $1,828 and $207; and (d) Oscar E. Marina - $1,728, $1,941 and
     $296. The amount shown for Mr. Beattie for the fiscal year ended January 31, 2000 also includes $3,745 that was reimbursed by us for the payment of taxes on the value received by him from a company-provided automobile. The amount shown for Mr. West for the fiscal year ended January 31, 2002 also includes $58,141 that was reimbursed by us for relocation-related expenses, as well as $15,437 that was reimbursed by us for the payment of taxes on the relocation reimbursement benefit. The amounts reflected in the above table do not include any other amounts for perquisites and other personal benefits. Except as stated above for Mr. West and as stated in Note 6 for Mr. Smith, the aggregate amount of such compensation for each named executive did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus and, accordingly, has been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(3) Shares of restricted stock were granted to all our regular, full-time employees based in the United States and Puerto Rico during the fiscal year ended January 31, 2002. Shares of restricted stock vest one year from the date of grant if the employee is still employed by us and such shares are eligible for the payment of dividends, if dividends were declared by the board of directors on the common stock. The dollar value of the restricted stock was determined by multiplying the number of shares of restricted stock granted during the fiscal year by $9.99 (representing the closing price of our common stock on the date of grant). At January 31, 2002, based on the $10.06 closing price of our common stock on that date, (i) Mr. Beattie had 1,269 shares of restricted stock (valued at $12,766), (ii) Mr. West had 872 shares of restricted stock (valued at $8,772), (iii) Mr. Smith had 194 shares of restricted stock (valued at $1,952), (iv) Ms. Goslin had 654 shares of restricted stock (valued at $6,579), and (v) Mr. Marina had 592 shares of restricted stock (valued at $5,956).

(4) Amounts consist of matching payments made by us under our 401(k) plan, term life insurance premiums and disability insurance premiums paid or reimbursed by us. For the fiscal year ended January 31, 2002, these amounts were as follows:

                             401(k)        Life        Disability
                            Match($)   Insurance($)   Insurance($)
                            --------   ------------   ------------
       E. Scott Beattie      6,800        1,440          5,192

       Paul F. West             --        1,248          4,106

       Stephen J. Smith         --          864            623

       Gretchen Goslin       6,800          960          3,038

       Oscar E. Marina       6,800          864          3,520

(5) Option grants awarded during the fiscal year ended January 31, 2001 include options to purchase 150,000, 100,000, 75,000 and 50,000 shares of common stock which were granted in March 2000 to Mr. Beattie, Mr. West, Ms. Goslin and Mr. Marina, respectively, for fiscal year ended January 31, 2000 performance.

(6) Mr. Smith was appointed to the position of executive vice president and chief financial officer in May 2001. Other annual compensation includes $65,163 paid to offset the amounts Mr. Smith was foregoing in incentive compensation from his prior employer and $60,000 paid to Mr. Smith to defray certain of the tax consequences resulting from the termination of his prior employment (of which $30,000 will be deducted from any future bonuses). Mr. Smith's stock option grant was issued in May 2001 as an incentive to join us.

Option Grants In Last Fiscal Year

   The following table sets forth information concerning stock options granted during the fiscal year ended January 31, 2002 to the named executives:

                                   INDIVIDUAL GRANTS
                   -----------------------------------------------------
                   NUMBER OF                      EXERCISE                         POTENTIAL
                   SECURITIES     % OF TOTAL         OR                         REALIZABLE VALUE
                   UNDERLYING   OPTIONS GRANTED     BASE                     ASSUMED ANNUAL RATE OF
                   OPTIONS       TO EMPLOYEES       PRICE     EXPIRATION    STOCK PRICE APPRECIATION
NAME               GRANTED      IN FISCAL YEAR    ($/SH)(2)      DATE        FOR OPTION TERM ($)(2)
------------------ ----------   ----------------  ---------   ----------    ----------   -----------
                                                                               5%($)       10%($)
                                                                            ----------   -----------
Stephen J. Smith   100,000 (3)       90.9%          18.16       5/3/11      1,142,073     2,894,236

(1) The exercise price of the options granted was based upon the market price of our common stock on the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the Securities and Exchange Commission and do not represent an estimate by us of our future stock price growth. This table does not take into account any appreciation in the price of our common stock to date. Actual gains, if any, on option exercises and common stock holdings are dependent on the timing of such exercises and the future performance of the common stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved, or that the amounts reflected will be received by the named executives.

(3) Option vests in full three years from the date of grant if still employed by us at that time unless there is a change in control, in which case options vest immediately.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

   The following table sets forth certain information concerning options exercised by the named executives during the fiscal year ended January 31, 2002 and unexercised options held by the named executives at January 31, 2002:

                                                                         VALUE OF
                                               NUMBER OF SECURITIES      UNEXERCISED
                                               UNDERLYING UNEXERCISED    IN-THE-MONEY
                                               OPTIONS AT FISCAL         OPTIONS AT FISCAL
                      SHARES        VALUE      YEAR-END                  YEAR-END($)
                      ACQUIRED ON   REALIZED   EXERCISABLE /             EXERCISABLE /
       NAME           EXERCISE(#)   ($)(1)     UNEXERCISABLE             UNEXERCISABLE(2)
--------------------  -----------  ---------   ----------------------    -------------------
E. Scott Beattie        142,500    1,775,450      648,334/366,666          327,800/193,500
Paul F. West                 --           --      103,334/167,416          267,500/227,568
Stephen J. Smith             --           --            0/100,000                0/0
Gretchen Goslin          10,000      122,000       53,334/97,416            88,975/146,642
Oscar E. Marina          20,000      170,000       56,667/84,093            89,700/114,393

(1) Value is based on the difference between the option exercise price and the fair market value per share of the common stock on the date of exercise multiplied by the number of shares underlying the option.

(2) Value is based on the difference between the option exercise price and the fair market value of the common stock on January 31, 2002, multiplied by the number of shares underlying the option.

Equity Compensation Plan Information

   The following table sets forth information concerning common stock authorized or available for issuance under compensation plans of the company at January 31, 2002:

                                                                     Number of
                                                                     securities
                                                                     remaining
                               Number of                             available for
                               securities to                         future issuance
                               be issued upon    Weighted-average    under equity
                               exercise price    exercise price      compensation
                               outstanding       of outstanding      plans (excluding
                               options,          options,            securities
                               warrants and      warrants and        reflected in
                               rights            rights              column (a))
Plan Category                  (a)               (b)                 (c)
--------------------------------------------------------------------------------------
Equity compensation plans
approved by security holders    3,068,507           $11.45             1,790,402
--------------------------------------------------------------------------------------
Equity compensation plans
not approved by securities
holders                                --               --                    --
--------------------------------------------------------------------------------------
Total                           3,068,507           $11.45             1,790,402

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

   None of our executive officers has employment contracts. In March 2002, the compensation committee of the board recommended and the board approved a severance and change in control arrangement for senior executives, including the named executives. Under the arrangement, the executive receives severance benefits, based on his or her position and responsibility, in the event the executive's employment is terminated without "cause" and is not the result of a resignation or death. Currently, the severance benefit for the named executives is as follows: (a) Mr. Beattie, 24 months of base salary; (b)
Mr. West, 18 months of base salary; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; and (d) Ms. Goslin and Mr. Marina, 9 months of base salary.

   Under the change of control arrangement, a severance benefit is paid to senior executives based on a "base amount" in the event there is an actual or constructive termination of employment (e.g., decrease in pay or job responsibility) following a change of control. "Base amount" is the average salary plus average bonus the executive has received over the most recent five-year period. The monthly base amount is the base amount divided by twelve. Currently, the severance benefit due to a change of control for the
named executives is as follows:   (a) Mr. Beattie, 35.88 months of monthly
base amount; (b) Mr. West, 24 months of monthly base amount; (c) Mr. Smith, 24 months of base salary plus preceding year's bonus; and (d) Ms. Goslin and Mr. Marina, 12 months of monthly base amount.

Compensation Committee Interlocks and Insider Participation

   Mr. Fred Berens served as a member of the compensation committee of the board of directors for the fiscal year ended January 31, 2002. Mr. Berens owned $546,000 principal amount of our 7.5% convertible debentures due 2006, which were converted into 75,833 shares of common stock by Mr. Berens in April 2001. See "Certain Relationships and Related Transactions."

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The compensation committee of the board is responsible for reviewing and approving the compensation of our executive officers and other key management personnel. In addition, the compensation committee is responsible for establishing general compensation philosophies for non-management employees, as well as for administering our stock incentive plans. The compensation committee consists entirely of independent directors who are not officers or employees of Elizabeth Arden.

   Elizabeth Arden's executive compensation program consists of base salaries, annual incentive opportunities and long-term incentive compensation. All of the components of executive compensation are designed to facilitate fulfillment of the compensation objectives of the compensation committee. Those objectives include: (i) providing market-competitive compensation to attract and retain key management personnel; (ii) relating management compensation to the achievement of company goals and performance; and (iii) aligning the interests of management with those of the company's shareholders. The determination of the total compensation package for Elizabeth Arden's senior management and other key personnel was made after reviewing and considering a number of factors, including achievement of company goals and the individual's contribution to the achievement of those goals, job responsibility, level of individual performance, compensation levels at competitive companies, as well as at companies of similar size and type to Elizabeth Arden, and the company's historical compensation levels. The compensation decisions for fiscal 2002 were based upon an overall review of all of the relevant factors without giving specific weight to anyone factor.

   The compensation committee retained Mercer Human Resource Consulting, a leading global employee compensation and benefits consulting firm, to assist in the review of the company's compensation strategy and its executive compensation program, including the compensation of the company's chief executive officer. In performing its review and in making its recommendations, Mercer interviewed various members of Elizabeth Arden's management group and analyzed national and peer group data with respect to cash and equity-based compensation. As a result of this review and after considering the recommendations of Mercer, the compensation committee adopted a number of changes to Elizabeth Arden's executive compensation program. In addition, we adopted a compensation committee charter, which sets forth, in general terms, the responsibilities of the compensation committee.

   Compensation Strategy

   The compensation committee adopted a compensation strategy that is designed to align total pay to company performance and that supports business objectives. In accordance with that strategy, we intend to target base salaries below market median levels for the most senior executives and at market median levels for other executives and key employees. Total cash compensation, which includes base salary and bonus, will be targeted at levels that are somewhat above market for positions below the senior executive level, while total cash compensation levels for senior executives will be targeted at slightly lower levels due to our desire to place the primary compensation emphasis on long-term incentives.

   The relatively greater emphasis on long-term incentives for our management group under the compensation strategy underscores Elizabeth Arden's primary business strategy of maximizing shareholder value. Consistent with Elizabeth Arden's formalized compensation strategy, we have adopted a general framework for determining the various components of the compensation of the company's management group on an annual basis. In general, short-term incentive opportunities (e.g., bonuses) and long-term incentive grants (e.g., stock options and restricted stock grants) will be determined as a percentage of base salary, with variances based on level of responsibility, individual performance and market conditions.

   Annual Incentive Program

   Elizabeth Arden's annual incentive program is cash-based and is designed to motivate and reward eligible employees for both company and individual performance. The primary factor used for the measurement of company performance is the company's achievement of actual versus planned corporate EBITDA (earnings before interest, taxes, depreciation and amortization). The maximum annual incentive payouts for company performance is two times base salary. All bonus program targets will be net of bonus payments.

   While most participants' bonuses largely will be determined based upon corporate results, we believe it is appropriate to have a portion of most participants' bonuses based on individual performance. This makes particular sense for employees at lower management levels, where there is a lesser ability to influence overall corporate results and a greater opportunity to influence more specifically-defined targets. The company's senior executives will establish key performance or other individual indicators to evaluate individual performance of other management personnel.

   In lights of the company's financial performance in fiscal 2002, we determined that no bonus awards should be paid for fiscal 2002 performance, unless otherwise required by law.

   Long-Term Incentive Programs

   In the past, the company has provided long-term incentives to executives and key employees primarily through incentive and non-qualified stock options. On a going forward basis, we intend to use annual grants of non-qualified stock options and periodic grants of performance-accelerated restricted stock (PARS) for individuals at certain managerial levels. PARS are restricted stock awards with a vesting period of six years that can be accelerated to three, four or five years from the date of grant if Elizabeth Arden's total shareholder return exceeds the total shareholder return of the Russell 2000 Index over the respective three, four or five-year period. If Elizabeth Arden's return was to exceed the return of that index in three, four or five years, the PARS would vest at that time and a new grant of PARS would be triggered. Below a certain managerial level, employees will be nominated by senior management for restricted stock or non-qualified stock options out of a pool of shares set aside for this purpose.

   As part of its review of executive compensation, Mercer analyzed the appropriate number of shares to be granted on an annualized basis in connection with Elizabeth Arden's long-term incentive programs. In performing its review, Mercer analyzed long-term incentive grants of companies that were of a similar size or type or from a similar industry, including other consumer
product companies and leveraged companies.   As a result, we have determined
that annual stock incentive grants should be capped at 4.42% of diluted common shares.

   The compensation committee used this revised approach in determining the appropriate number of shares to be awarded for fiscal 2002 performance. The compensation committee granted stock options for a total of 902,000 shares of common stock (which is approximately 30% lower than the prior year's award), including 285,000 shares to the named executives. In addition, the compensation committee granted 485,700 PARS, including 171,000 PARS to the named executives, and 17,500 shares of restricted stock to nominated employees. The stock options vest in equal thirds after each succeeding year from the date of grant assuming the person receiving the grant is employed by the company at the time of vesting. The PARS vest similarly in six years unless accelerated as previously described, in which case they may vest in three, four or five years from the grant date. Since no new PARS grants will be issued until these PARS vest and because of the variable nature of vesting (i.e., three to six years from grant date), the PARS grants are front-loaded to provide approximately four years worth of target awards. The restricted stock awards to nominated employees vests one year from the date of grant assuming the person receiving the award is employed by the company at the time of vesting. The amount and allocation of individual stock incentive grants were recommended by senior management and approved by the compensation committee based on a number of factors, including job responsibilities, individual performance and market conditions.

   Stock Ownership Guidelines

   To encourage stock ownership among executives, we have established stock ownership guidelines for all executives at the level of senior vice president and above. Executives will have five years to meet stock ownership requirements and unexercised stock options will not count towards the ownership requirement, but PARS will. If the executive does not meet the stock ownership guidelines by the end of the five-year period, the company may enforce the ownership requirements by requiring the payment of bonuses in the form of company stock. The ownership requirements range from one times base salary for senior vice presidents to five times base salary for the chief executive officer. The ownership guidelines may be reviewed from time to time to ensure market competitiveness and to reflect appropriate market conditions.

   Employee Stock Purchase Program

   To promote a sense of ownership among all employees and to align the interests of employees with those of our shareholders, at our recommendation, the board established an employee stock purchase program that is intended to comply with Section 423 of the Internal Revenue Code. This plan is subject to the approval of Elizabeth Arden's shareholders and is described in detail on pages 18 to 20 of this proxy statement and attached as Exhibit A to this proxy statement.

   Chief Executive Officer Compensation

   One of the compensation committee's responsibilities includes reviewing and establishing the compensation of the company's chief executive officer. Based on a review of market data of similarly situated executives, we have determined that the cash compensation of the company's chief executive officer is significantly below market levels, while his equity-based compensation for the fiscal year ended January 31, 2001, was above market levels. While Mercer recommended that Mr. Beattie's salary should fall within a market-based salary range for the chief executive officer position, Mr. Beattie indicated that he would prefer to defer any consideration of a significant salary increase until next fiscal year in light of Elizabeth Arden's performance this past year. Accordingly, Mr. Beattie's base salary was set at $416,000. We also granted Mr. Beattie an option to purchase 135,000 shares of common stock of the company at an exercise price of $11.33 per share, vesting in equal thirds over a three-year period, and a PARS grant covering 81,000 shares vesting on March 22,2008, unless it vests sooner in the event that Elizabeth Arden's total shareholder return exceeds that of the Russell 2000 Index over a three, four or five-year period, respectively. The option grant expires ten years from the date of grant.

   Mr. Beattie received no bonus award for fiscal 2002 performance in light of the company's financial performance. In addition to reviewing market data and the company's financial performance, in determining Mr. Beattie's total compensation package, we have considered the important work he has performed this past year in integrating the Elizabeth Arden business.

                                             Fred Berens
                                             George Dooley

          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   We have, and may continue to be, engaged in transactions with our directors or officers or beneficial owners of more than 5% of our common stock. Our policy with regard to transactions with directors, officers or these owners is to require that such transactions be on terms no less favorable to us than those that would have been obtained in a comparable transaction by us with an unrelated third party.

   In August 1998, National Trading Manufacturing, Inc., a corporation controlled by Mr. Kravec, our former chairman and a director of the company (including the predecessor fragrance company) from July 1992 until July 2001, sold a facility that formerly served as our executive offices to an unaffiliated third party. We had an option to purchase that facility. As part of the consideration for relinquishing our option to purchase the facility, National Trading Manufacturing issued to us a promissory note in the aggregate principal amount of $300,000. The note was payable upon demand and bore interest at 8.5% per annum. In April 2001, National Trading Manufacturing paid off the outstanding balance of the note plus accrued interest totaling approximately $126,000, which represented the highest amount outstanding during the fiscal year ended January 31, 2002.

   In April 2001, we had outstanding approximately $2,410,000 aggregate principal amount of our 7.5% convertible debentures due 2006, of which:

    * $546,000 in aggregate principal amount were owned by Mr. Berens, one of our directors,
    * $798,942 in aggregate principal amount were owned by Mr. Mauran, one of our directors, and Devonshire Trust, a trust of which Mr. Mauran is a trustee, and
    * $8,374 in aggregate principal amount were owned by Mr. Beattie, our chairman, president and chief executive officer.

   In April 2001, Messrs. Berens, Beattie and Mauran and Devonshire Trust converted their 7.5% convertible debentures (at a conversion price of $7.20 principal amount of debenture per share of common stock) into an aggregate of 187,960 shares of common stock.

   During the fiscal year ended January 31, 1999, we provided loans to Mr. Beattie in the aggregate principal amount of $500,000 for payment of certain Canadian tax liabilities resulting from his relocation to Florida. At January 31, 2002, the principal amount and accrued interest on the loans outstanding were approximately $641,000 cumulatively, which represents the highest amount outstanding during the fiscal year ended January 31, 2002. The loans bore interest at 8.5% per annum and matured in March 2002. In March 2002, Mr. Beattie paid off the accrued interest on the loans in the amount of $147,758, and the loans were replaced by a promissory note bearing annual interest at 5%(representing the then current interest charged to the Company by its bank lenders) which is due quarterly and matures on March 31, 2004.

                        PERFORMANCE GRAPH

   The following performance graph data compares the cumulative total shareholder returns, including the reinvestment of dividends, on our common stock with the companies in The Nasdaq Stock Market (U.S.) Index and with four peer group companies, which include: Allou Health & Beauty Care, Inc.; Jean Philippe Fragrances, Inc.; Parlux Fragrances, Inc.; and Perfumania, Inc. (now known as eCom Ventures, Inc.). The peer group consists of companies engaged in fragrance manufacturing, distribution and sales with similar market capitalizations to the company at the beginning of the comparative period.
The comparison is based on an assumed $100 investment on January 31, 1997 in The Nasdaq Stock Market (U.S.) Index, the peer group and in our common stock. Our common stock is listed on The Nasdaq National Market under the symbol "RDEN."
[GRAPHIC OMITTED]

                             COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                                      AMONG ELIZABETH ARDEN, INC.
                         THE NASDAQ STOCK MARKET (U.S.) INDEX AND A PEER GROUP

                              1/97    1/98    1/99    1/00    1/01    1/02
                              ----    ----    ----    ----    ----    ----
Elizabeth Arden, Inc.          100     140     101      82     169    128
NASDAQ National Market (U.S.)  100     118     185     289     202    142
Peer Group                     100      81     129     122     103    122

* $100 INVESTED ON 1/31/97 IN STOCK OR INDEX -
INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING JANUARY 31.

                      AUDIT COMMITTEE REPORT

   The audit committee is comprised solely of independent directors as defined in the Marketplace Rules of The Nasdaq Stock Market, Inc. The audit committee has a charter which was adopted by the board of directors and was attached as Appendix A to the proxy statement for the annual meeting held on September 13, 2001.

   Elizabeth Arden's management is responsible for the preparation, presentation and integrity of the company's financial statements; internal controls; accounting and financial reporting principles and procedures designed to ensure compliance with accounting standards and applicable laws. The company's independent auditors are responsible for performing an independent audit of the financial statements in accordance with generally accepted auditing standards. The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the actions of management of Elizabeth Arden and the independent auditors.

   The audit committee's responsibilities include reviewing the following with Elizabeth Arden's management, its finance staff and the independent auditors:
(i) analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the company's financial statements; (ii) the quality and adequacy of the company's internal controls; (iii) major changes to the company's auditing and accounting principles and practices as suggested by the independent auditors or management; (iv) the results of the audit, any problems or difficulties the auditors may have encountered, changes in scope of the audit and any management letters provided by the auditors and the company's response to that letter; and (v) any legal and regulatory matters that may have a material impact on the company's financial statements. The audit committee is also responsible, based on discussions with management, for recommending to the board of directors which independent accountants the company should retain and to question the auditor's independence.

   The audit committee reviewed and discussed with management the audited financial statements of the company for the fiscal year ended January 31, 2002. The committee discussed with PricewaterhouseCoopers LLP, the company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees."

   The audit committee also considered whether the provision by PricewaterhouseCoopers of non-audit services to the company is compatible with maintaining the auditors' independence. The audit committee received from PricewaterhouseCoopers the written disclosures and letter required by Independence Standards Board Standard No. 1, as amended, "Independence Discussions with Audit Committees" and discussed with PricewaterhouseCoopers their independence from the company, including any relationships that may impact their independence.

   Based on the review and discussions referred to in this report, the audit committee recommended to the board of directors that the audited financial statements be included in Elizabeth Arden's Annual Report on Form 10-K for the year ended January 31, 2002 for filing with the Securities and Exchange Commission.

                                             Fred Berens
                                             George Dooley
                                             J.W. Nevil Thomas

 PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Previous Independent Accountants

   On July 11, 2001, the board of directors decided not to reappoint Deloitte &Touche LLP as our independent accountants to audit our financial statements for the fiscal year ended January 31, 2002, and the client-auditor relationship with Deloitte & Touche was terminated effective July 13, 2001. The audit committee recommended this decision to the board of directors, and the board of directors approved the decision. The reports of Deloitte & Touche on our financial statements for the past two fiscal years ended January 31, 2001 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

   In connection with its audits of our fiscal years ended January 31, 2000 and 2001 and through July 13, 2001, there were no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Deloitte & Touche would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal years ended January 31, 2000 and 2001 and through July 13, 2001, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)(A) through (D)).

   Deloitte & Touche provided us with a letter addressed to the Securities and Exchange Commission stating its concurrence with the above statements on accounting matters. A copy of such letter, dated July 17, 2001, was filed as
Exhibit 16 to the Form 8-K and the Form 8-K/A filed by us with the Securities and Exchange Commission on July 20, 2001 in connection with the change of our independent auditors.

New Independent Accountants

   On July 11, 2001, the board of directors appointed PricewaterhouseCoopers LLP as our independent accountants and to audit our financial statements for the fiscal year ended January 31, 2002 effective on July 20, 2001. The audit committee recommended this decision to the board of directors, and the board of directors approved the decision. The shareholders of the company ratified the appointment of PricewaterhouseCoopers as our independent auditors for the fiscal year ended January 31, 2002 at the annual meeting of shareholders held on September 13, 2001.

   Prior to their engagement as our new independent accountants, PricewaterhouseCoopers were the auditors of the worldwide Elizabeth Arden fragrance, cosmetic and skin care business that we acquired in January 2001. The decision to change independent accountants was based primarily on PricewaterhouseCoopers' in-depth knowledge of the Elizabeth Arden business, including its international operations.

   During the fiscal years ended January 31, 2000 and 2001 and through July 13, 2001, we did not consult with PricewaterhouseCoopers regarding either (i) the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

   Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will be given an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING
JANUARY 31, 2003.

Fees Paid to PricewaterhouseCoopers and Deloitte & Touche

   Audit Fees. The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of our annual consolidated financial statements for our fiscal year ended January 31, 2002, and the review of our quarterly financial statements included in our Forms 10-Q for the second and third quarters of fiscal year 2002, were approximately $503,000. This category also includes advice on audit and accounting matters that arose as a result of the audit and the review of the financial statements, and the preparation of annual management letters. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the review of our quarterly financial statements included in our Form 10-Q for the third quarter of fiscal year 2002, were approximately $39,000.

   Financial Information Systems Design and Implementation Fees. No services were provided or fees charged by PricewaterhouseCoopers for financial information systems design and implementation during the fiscal year ended January 31, 2002.

   All Other Fees. The aggregate fees billed by PricewaterhouseCoopers for services they provided us, other than the services described above, for fiscal year 2002 were approximately $1,058,000, including tax consultation, work on filings with the Securities and Exchange Commission and other fees primarily relating to statutory audits of the company's international subsidiaries that were required by local jurisdictions but not necessary to support the audit of the company's financial statements.

  PROPOSAL 3 - APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN

   At the annual meeting, our shareholders will be asked to approve the 2002 Employee Stock Purchase Plan. The purpose of this plan is to encourage the accumulation of common stock by our employees by offering them the opportunity to purchase stock at an attractive price. With the assistance of Mercer Human Resource Consulting, the compensation committee and the board of directors of the company conducted a survey of similarly-situated companies, their use of employee stock purchase plans and the features of these plans. The compensation committee and the board of directors devised the plan to accommodate the common features of a stock purchase plan which satisfies the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, for participants located in the Unites States. The compensation committee and the board of directors believe that the approval of this plan should serve as a valuable tool to attract and retain key personnel to the company, to focus employees on the achievement of company goals and to align the interests of the company's employees with those of its shareholders. Based on all of these considerations, the board of directors adopted this plan in March 2002, subject to shareholder approval. The board recommends that our shareholders approve the 2002 Employee Stock Purchase Plan. A copy of the 2002 Employee Stock Purchase Plan is attached as Exhibit A to this proxy statement.

Description of the Plan

   The 2002 Employee Stock Purchase Plan, if approved by our shareholders, will permit the company to offer its common stock for purchase by eligible employees at a price equal to 85% of the lesser of (i) the fair market value of the stock on the first day of the offering period, or (ii) the fair market value of the stock on the last day of the offering period. The company will make six-month offerings beginning on May 1 and November 1 of each year, with the first period to commence on November 1, 2002. The company may make additional offerings for a period not exceeding 27 months. There will be 1,000,000 shares of common stock reserved for issuance under the plan during the 10 years following its adoption. Shares may be authorized but issued, authorized but unissued or treasury shares. If shares are acquired pursuant to an open market transaction, this acquisition will be made at the market price prevailing on The Nasdaq Stock Market. On May 15, 2002, the closing price of a share of common stock was $13.46 per share.

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
   The plan provides that eligible employees may accumulate after-tax contributions through payroll deductions over an offering period in order to purchase common stock at the end of this period. An employee cannot complete such purchases using other resources; however, employees of participating subsidiaries in jurisdictions that do not permit payroll deductions may be permitted to make contributions through alternative means. The accumulated contributions for an offering will be automatically applied at the end of offering period to purchase as many shares of common stock as feasible, and the unused balance shall be carried over to the next offering.

   The rate of an employee's payroll deduction must be established before the offering, and the company reserves the right to establish a minimum and maximum rate applicable to all eligible employees. An employee's payroll deduction authorization for one offering will apply to successive offerings unless the employee changes such authorization. An employee may change his or her rate of payroll deductions one time during an offering and suspend payroll deductions and/or withdraw from an offering at any time. Upon withdrawal from any offering, the employee's accumulated savings for such offering shall be returned, without interest, to the employee.

   Our board may approve the adoption of the plan by one or more subsidiaries of the company, including foreign subsidiaries. All employees of our company and any participating subsidiaries (as determined by reference to our employment records) who are scheduled to work more than five months per year are eligible to participate in the plan. Any individual whose employment with the company and our subsidiaries terminates for any reason before the end of an offering will become ineligible to purchase common stock under the plan.
As of May 1, 2002, approximately 2,000 employees of the company and our subsidiaries would be eligible to participate in the plan. Since participation is voluntary, the company is unable to anticipate the benefits to be received by any of the named executives in the Executive Compensation Table set forth on page 7, any other executive officer of the company or other employees of the company and our participating subsidiaries.

   In no event shall the fair market value of all shares purchased by an employee under the plan exceed $25,000 (determined on the date of grant, which is the first day of an offering period) with respect to any calendar year. Further, no employee will be permitted to complete the purchase of common stock under the plan if, immediately after such purchase, the employee would own shares possessing at least 5 percent of the total combined voting power of the company or any of its parent or subsidiary corporations. Based on his current beneficial ownership of common stock, our chief executive officer is not eligible to participate under this plan.

   The plan is intended to comply with Section 423 of the Internal Revenue Code for participants located in the United States. A committee designated by the board of directors will administer the plan. This committee may adopt terms of the plan (and take such actions) that are necessary or advisable to facilitate participation in the plan by employees of foreign subsidiaries; provided, however, that no such terms or actions may result in a violation of the United States laws applicable to the Company, including, without limitation, the Securities Exchange Act of 1934, or cause the plan to fail to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code for participants located in the United States.

  The board of directors may amend or terminate the plan at any time; provided, however, that no increase in the number of shares of common stock reserved for issuance under the plan may be made without shareholder approval.

Federal Income Tax Consequences Relating to the Plan

   The federal income tax consequences of an eligible employee's purchases under the plan will vary. The following discussion is only a summary of the general federal income tax rules applicable to the plan. Employees should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

   The plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under those provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may, however, become liable for tax upon dispositions of shares acquired under the plan (or if he or she dies holding such shares), and the tax consequences will depend on how long a participant has held the shares prior to disposition.

   If the shares are disposed of at least one year after the shares were acquired under the plan and at least 2 years after the first day of the offering period to which the shares relate, or if the participant dies while holding the shares, the participant (or in the case of the participant's death, the participant's estate) will recognize ordinary income in the year of sale or death in an amount equal to the lesser of (a) the excess of fair market value of the shares at the time of such disposition over the purchase price of the shares (the option price), or (b)the excess of the fair market value of the shares at the time the option was granted (the first day of the offering period) over the option price. If the shares are sold and the sales price is greater than the option price plus the ordinary income recognized as set forth above, the participant will be taxed at long-term capital gain rates. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a long-term capital loss equal to the difference. No deduction in respect of the disposition of such shares will be allowed to the Company.

   If the shares are sold or disposed of (including by way of gift) before the expiration of the two-year holding period, but after the expiration of the one-year holding period, the participant will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the fair market value of the shares on the last business day of the offering period (the termination date) over the option price. If the shares are sold and the sales price is greater than the option price plus the ordinary income recognized as set forth above, the participant will be taxed at long-term capital gain rates. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant, and a capital loss is allowed equal to the difference between the sales price and the value of such shares on such termination date. In such event, the company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

   If the shares are sold or disposed of (including by way of gift) before the expiration of the two-year holding period and before the expiration of the one-year holding period, the participant will recognize ordinary income in the year of sale or disposition in an amount equal to the excess of the sales price over the option price. Even if the shares are sold for less than their fair market value on the termination date, the same amount of ordinary income is attributed to a participant, and a capital loss is allowed equal to the difference between the sales Price and the value of such shares on such termination date. In such event, the company will be allowed a deduction for federal income tax purposes equal to the ordinary income realized by the disposing employee.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE 2002 EMPLOYEE STOCK PURCHASE PLAN.

  2003 SHAREHOLDERS' PROPOSALS AND NOMINATIONS OF BOARD MEMBERS

     If a shareholder intends to present a proposal for action at the 2003 Annual Meeting and wishes to have such proposal considered for inclusion in our proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of the company by January 24, 2002. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

     Our By-Laws establish an advance notice procedure with regard to certain matters, including shareholder proposals and nominations of individuals for election to the board of directors. In general, written notice of a stockholder proposal or a director nomination for an annual meeting must be received by the Secretary of the company no later than March 27, 2003, and must contain specified information and confirm to certain requirements, as set forth in the By-Laws. If the company's presiding officer at any shareholders' meeting determines that a shareholder proposal or director nomination was not made in accordance with the By-Laws, we may disregard such proposal or nomination.

     In addition, if a shareholder submits a proposal outside of Rule 14a-8 for the 2003 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then our proxy may confer discretionary authority on the persons being appointed as proxies on behalf of our board of directors to vote on the proposal.

     Proposals and nominations should be addressed to Secretary, Elizabeth Arden, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

                          OTHER MATTERS

   The company will bear the expense of soliciting proxies. Proxies will be solicited principally by mail; however, our directors, officers and regular employees may solicit proxies personally, by telephone or by facsimile transmission. We will reimburse custodians, nominees or other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

   The board of directors is not aware of any matters to be presented at the annual meeting other than the matters described herein and does not intend to bring any other matters before the annual meeting. If any other matters should, however, come before the annual meeting, or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

                                     By Order of the Board of Directors

                                     OSCAR E. MARINA
                                     Secretary

Miami Lakes, Florida
May 16, 2002

                            EXHIBIT A

                      ELIZABETH ARDEN, INC.
                2002 EMPLOYEE STOCK PURCHASE PLAN

               ARTICLE I.   PURPOSE AND DEFINITIONS

1.01 PURPOSE; ADMINISTRATION. The Elizabeth Arden, Inc. 2002 Employee Stock Purchase Plan, as amended from time-to-time (the "Plan"), provides a convenient method of acquiring shares of stock of Elizabeth Arden, Inc. (the "Company"), for persons eligible to participate. The Plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), but is not intended to be subject to Section 401(a) of the Code or the Employee Retirement Income Security Act of 1974.

1.02 DEFINITIONS. A term defined in the Plan shall have the meaning ascribed to it wherever it is used herein unless the context indicates otherwise.

                  ARTICLE II.   PARTICIPATION

2.01 ADOPTION BY SUBSIDIARIES. The Board of Directors of the Company (the "Board") may authorize the adoption of the Plan by one or more subsidiary companies or corporations of the Company ("Participating Subsidiaries"), including subsidiaries in nations other than the United States.

2.02 FOREIGN SUBSIDIARIES. The Committee (as defined in Paragraph 7.01) may set terms and conditions under this Plan that the Committee determines are necessary to comply with applicable foreign laws or advisable in light of such laws, as well as take any action it deems advisable to obtain approval of this Plan and its terms by an appropriate foreign governmental entity; provided, however, that no such terms and conditions may be set nor action may be taken that would result in a violation of the laws applicable to the Company, including, without limitation, the Securities Exchange Act of 1934, as amended, or that would cause this Plan to fail to qualify as an employee stock purchase plan within the meaning of Section 423 of the Code for participants located in the United States.

2.03 ELIGIBILITY TO PARTICIPATE. A person is eligible to participate in an Offering under the Plan (as defined in Paragraph 4.02) if, as of the first day of such Offering, such person is (i) an employee of the Company or a Participating Subsidiary and (ii) scheduled to work more than five (5) months per year for the Company or its participating subsidiaries (as determined by reference to the Company's employment records).

2.04 PARTICIPATION AGREEMENT. Participation in the Plan is voluntary with respect to each Offering. To participate in an Offering, a person must be eligible and must complete a written enrollment form provided by the Company ("Participation Agreement") authorizing payroll deductions from his or her paycheck. The Participation Agreement will remain in effect through each consecutive Offering unless the participant chooses to revise or revoke it, or becomes ineligible to participate in the Plan.


2.05 TERMINATION OF PARTICIPATION. A participant may withdraw at any time from any Offering by written notice to the Committee in such form as it may require. Participation will also end upon termination of a participant's employment with the Company and/or a Participating Subsidiary, if applicable, or when a participant becomes ineligible to participate (including by reason of the Company or any Participating Subsidiary terminating its participation in the Plan).

2.06 DESIGNATION OF BENEFICIARY. A participant shall, by written notice to the Committee, designate a person or persons to receive the value of his or her Account (as defined in Paragraph 5.01) in the event of the participant's death. A participant may, by written notice to the Committee during employment, alter or revoke such designation, subject always to any applicable law governing the designation of beneficiaries. Such written notice shall be in such form and shall be executed in such manner as the Committee may determine. If upon a participant's death the participant has not designated a beneficiary under the Plan or such beneficiary does not survive the participant, the value of a participant's Account shall be paid to his or her estate.

                   ARTICLE III.   CONTRIBUTIONS

3.01 PAYROLL DEDUCTIONS. A participant may accumulate after-tax compensation to purchase Shares in an Offering by authorizing payroll deductions pursuant to a Participation Agreement, subject to such minimum and maximum limits (expressed in dollars or as a percentage of base salary or base wages) as the Committee may impose. Such contributions shall be credited to a participant's Account with respect to the Offering to which they relate. Payroll deductions for an Offering shall commence with the first paycheck a participant receives during such Offering and shall end with the last paycheck a participant receives during such Offering. Paychecks will be treated as having been received when they are sent out or otherwise distributed.

3.02 ALTERNATIVE CONTRIBUTIONS. Where payroll deductions are not permitted by applicable law in a jurisdiction outside of the United States, the Committee may permit contributions by alternate means.

3.03 CHANGE IN RATE OR SUSPENSION OF CONTRIBUTIONS. A participant may increase or decrease the rate of his or her payroll deductions one (1) time during an Offering by written notice to the Committee in such form and manner as it requires. In addition, a participant may, at any time during an Offering, suspend his or her payroll deductions by written notice to the Committee in such form and manner as it requires. Such change shall be effective as of the first pay period thereafter by which the Company is able to process the change.

3.04 POSSESSION OF CONTRIBUTIONS. All payroll deductions made pursuant to the Plan shall be held for a participant's benefit and on his or her behalf by the Company or any custodian selected by the Committee. Such payroll deductions shall constitute a participant's personal property notwithstanding that they may be commingled with the general assets of the Company or such custodian.

             ARTICLE IV.   OPTIONS TO ACQUIRE SHARES

4.01 MAXIMUM NUMBER OF SHARES. The number of shares of common stock of the Company ("Shares") available for issuance under the Plan shall be 1,000,000 with respect to the ten (10) years following the adoption of the Plan. Any Shares that are not actually purchased under the Plan for any reason shall remain available for purchase hereunder. In the event the number of shares of common stock to be purchased by participants during any Offering exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares of common stock remaining available in such uniform manner as it shall determine to be equitable. Any excess cash amounts remaining in a participant's Account as a consequence of the implementation of the provisions of this paragraph shall be returned to the participant, without interest, as soon as is administratively feasible.

4.02 OFFERINGS. The Company will offer Shares for purchase under the Plan ("Offering") for six-month periods beginning on May 1 and November 1 of each calendar year, commencing on November 1, 2002. The Company may make additional Offerings for different periods, provided that no Offering shall extend for more than 27 months.

4.03 OPTIONS. Each Offering shall constitute an option to purchase whole Shares at a price per Share equal to 85% of the lesser of (i) the fair market value of a Share on the first day of such Offering or (ii) the fair market value of a Share on the last day of such Offering. The fair market value of a Share on any date shall be its closing price reported by The Nasdaq Stock Market on which Shares are traded for such date or for the next earliest date on which Shares were traded.

4.04 INDIVIDUAL LIMIT ON OPTIONS. In no event shall the fair market value of all Shares purchased by an employee under the Plan or other plans qualifying under Section 423 of the Code exceed $25,000 (determined on the date of grant, which is the first day of an offering) with respect to any calendar year.

4.05 PURCHASE OF SHARES. Unless a participant withdraws or becomes ineligible prior to the end of an Offering, the accumulated payroll deductions and/or such alternative contributions as permitted by the Committee deposited to his or her Account shall be automatically applied on the last day of the Offering to purchase whole Shares to the extent feasible in accordance with the Offering. Such purchase shall be treated as the exercise of an option represented by the Offering. Any amount remaining in a participant's Account after such purchase shall be applied to the next Offering. A participant is not entitled or permitted to make cash payments in lieu of payroll deductions to acquire Shares in an offering. In no event shall any Shares be purchased pursuant to an Offering more than 27 months after the commencement of the Offering.

4.06 SOURCE OF SHARES. Shares offered under the Plan may be authorized and issued Shares, authorized but unissued Shares or treasury Shares. Shares may be purchased directly from the Company or by the Custodian (as defined in Paragraph 5.02) pursuant to directions from the Committee. If the Custodian acquires Shares pursuant to an open market transaction, such purchase shall be made at the market price prevailing on the applicable exchange.

4.07 RESTRICTION ON 5% OWNERS. No employee shall be permitted to purchase Shares under the Plan if, immediately after such purchase, such employee would possess stock having five percent (5%) or more of the total combined voting power of all classes of stock of the Company or any of its parent or subsidiary corporations, determined by applying the stock ownership rules of Section 424(d) of the Code.

4.08 PROHIBITION AGAINST ASSIGNMENT. A participant's right to purchase Shares under the Plan is exercisable only by the participant and may not be sold, pledged, assigned, surrendered or transferred in any manner other than by will or the laws of descent and distribution. Any attempt to sell, pledge, assign, surrender or transfer such rights shall be void and shall automatically cause any purchase rights held by the participant to be terminated. In such event, the Committee may refund in cash, without interest, all contributions credited to a participant's Account.

                      ARTICLE V.   ACCOUNTS

5.01 ESTABLISHMENT OF ACCOUNTS. The Committee shall cause to be maintained a separate account for each participant ("Account") to record the amount of payroll deductions with respect to each Offering, and the purchase price for and the number of Shares, credited to such participant. No interest or other earnings shall be credited to any contributions to an Account under the Plan.

5.02 CUSTODY OF SHARES. The Committee shall select an administrator ("Custodian") which shall hold and act as custodian of Shares purchased pursuant to the Plan. Absent written instructions to the contrary from a participant, certificates for Shares purchased will not be issued by the Custodian to a participant.

5.03 VOTING OF SHARES. A participant shall direct the Custodian as to how to vote the full Shares credited to his or her Account following the purchase of such Shares.

             ARTICLE VI.   DISBURSEMENTS FROM ACCOUNT

6.01 WITHDRAWAL OF CONTRIBUTIONS. Upon a participant's withdrawal from any Offering, all or any designated portion of the contributions credited to the participant's Account with respect to such Offering shall be disbursed, without interest, to the participant.

6.02 WITHDRAWAL OF SHARES. A participant may at any time withdraw all or any number of whole Shares credited to his or her Account under the Plan by directing the Custodian to cause his or her Shares to be
       (i) issued as certificates in his or her name (subject to the charges described in Section 7.03) or (ii) sold and the net proceeds (less applicable commissions and other charges) distributed in cash to the participant. A participant may also direct the Custodian to cause Shares to be transferred to another brokerage account of the participant, provided the Shares are held by the participant for at least two (2) years following the first day of the Offering pursuant to which the Shares were acquired.

6.03 DISTRIBUTION UPON TERMINATION. Upon termination of a person's participation in the Plan as a whole prior to the expiration of all Offerings thereunder, all contributions and Shares credited to a participant's Account shall be disbursed to, and as directed by, him or her in accordance with the Plan. All contributions credited to a participant's Account that have not been applied to the purchase of Shares shall be returned to him or her without interest. Shares credited to a participant's Account shall, in accordance with instructions to the Custodian from a participant and at his or her expense, be distributed in the same manner as permitted upon any withdrawal.

6.04 FAILURE TO PROVIDE DIRECTIONS. If within ninety (90) days after a participant has withdrawn from the Plan a participant has not notified the Custodian of his or her instructions as set forth herein, the Committee shall direct the Custodian to issue Shares in the participant's name and deliver the same to the participant at his or her last known address.

6.05 SALE OF SHARES. If a participant elects to receive the proceed from the sale of his or her Shares, the amount payable shall be determined by the Custodian on the date of sale, less any applicable commissions, fees and charges. The Custodian, acting on a participant's behalf, shall take such action as soon as practicable, but in no event later than five (5) business days after receipt of notification from the participant. The Company assumes no responsibility in connection with such transactions, and all commissions, fees or other charges arising in connection therewith shall be borne directly by the participant. The amount thus determined shall be paid in a lump sum to the participant.

6.06 Unpaid Leave of Absence. Unless a participant has voluntarily withdrawn his or her contributions from the Plan, Shares will be purchased with contributions to his or her Account on the last day of the Offering next following commencement of an unpaid leave of absence by such participant provided such leave does not constitute a termination of employment. The number of Shares to be purchased will be determined by applying to the purchase the amount of the participant's contributions made up to the commencement of such unpaid leave of absence. Upon the termination of a participant's unpaid leave of absence and the participant's return to work at the Company, payroll deductions and alternative contributions shall resume at the rate in effect at the commencement of the unpaid leave of absence.


            ARTICLE VII.   ADMINISTRATION AND EXPENSES

7.01 COMMITTEE. The Plan shall be administered by a Committee, which shall consist of such members as determined by the Company (the "Committee"). The Committee shall interpret and apply the provisions of the Plan in its good faith discretion, and the Committee's decision is final and binding. The Committee may establish rules for the administration of the Plan.

7.02 EXPENSES FOR PURCHASE OF SHARES. The Company shall pay brokerage commissions, fees and other charges, if any, incurred for purchases of Shares with payroll deductions made under the Plan.

7.03 EXPENSES TO SELL OR TRANSFER SHARES. All brokerage commissions, fees or other charges in connection with any sale or other transfer of Shares shall be paid by the participant. In addition, any charges by the Custodian in connection with a participant's request to have certificates representing Shares registered in his or her name shall be paid by the participant.

7.04 POST-TERMINATION EXPENSES. Upon a participant's termination of employment or his or her withdrawal from the Plan for any other reason, all commissions, fees and other charges thereafter relating to the participant's Account will be the participant's responsibility.

7.05 EXCHANGE RATE RISK. Contributions of participants who are: (i) employed by a Participating Subsidiary of the Company located outside of the United States, (ii) paid in foreign currency and (iii) contributed in foreign currency to the Plan (whether through payroll deductions or alternative contributions), will be converted to U.S. dollars at an exchange rate determined in the manner prescribed by the Committee. Each such participant shall bear the risk of currency exchange fluctuations between the date on which contributions are converted to U.S. dollars and the day Shares are purchased pursuant to Paragraph 4.05 of the Plan. In no event shall any exchange rate conversion cause the purchase price of any Share to fall below the price determined pursuant to Paragraph 4.03 of the Plan.

       ARTICLE VIII.   MERGERS AND OTHER SHARE ADJUSTMENTS

8.01 MERGERS OR OTHER CONSOLIDATIONS. In the event that the Company is a party to a sale of substantially all of its assets, a merger or consolidation, outstanding options to purchase Shares under the Plan shall be subject to the agreement of sale, merger or consolidation. Such agreement, without the consent of any participant, may provide for:

       (a) the continuation of such outstanding options by the Company (if the Company is the surviving corporation);

       (b) the assumption of the Plan and such outstanding options by the surviving corporation or its parent;

       (c) the substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding options, including the substitution of shares of common stock of the surviving corporation with such appropriate adjustments so as not to enlarge or diminish the rights of participants;

       (d) the cancellation of such outstanding options without payment of any consideration other than the return of contributions credited to participants' Accounts, without interest; or

       (e) the shortening of any Offering then in progress by setting a new last day of the Offering (the "New Purchase Date"). The New Purchase Date shall be before the date of the proposed sale, merger or consolidation. Each participant will be notified in writing that the last day of the Offering has been changed to the New Purchase Date and that the applicable number of Shares will be purchased automatically on the New Purchase Date, unless prior to such date the participant has withdrawn from the Plan as provided in Paragraph 6.01.

8.02 ADJUSTMENTS TO SHARES OR OPTIONS. In the event of a subdivision of the outstanding common stock, a declaration of a dividend payable in Shares, a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the fair market value of the Shares, a combination or consolidation of the outstanding Shares into a lesser number of Shares, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board shall make appropriate adjustments so as not to enlarge or diminish the rights of participants, in one or more of (i) the number of Shares available for purchase under the Plan, (ii) the number of Shares subject to purchase under outstanding options, or (iii) the purchase price per Share under each outstanding option.

             ARTICLE IX.   AMENDMENT AND TERMINATION

9.01 AUTHORITY. The Board may at any time terminate or amend the Plan in any respect, including, but not limited to, terminating the Plan prior to the end of an Offering Period or reducing the term of an Offering Period; provided, however, that the number of Shares subject to purchase under the Plan shall not be increased without approval of the Company's shareholders.

9.02 TERMINATION OF THE PLAN. This Plan shall terminate at the earliest to occur of:

       (a) the tenth anniversary following shareholder approval of the Plan;

       (b) the date the Board acts to terminate the Plan in accordance with Paragraph 9.01; and

       (c) the date when the total number of Shares to be offered under this Plan, as set forth in Paragraph 4.01, have been purchased.

9.03 DISTRIBUTIONS ON PLAN TERMINATION. Upon termination of the Plan at the end of an Offering, Shares shall be issued to participants, and cash, if any, remaining in the Accounts of the participants, shall be refunded to them. Upon termination of the Plan prior to the end of an Offering, all amounts not previously applied to the purchase of Shares shall be distributed to the participants, as if the Plan had terminated at the end of an Offering.

9.04 EFFECT ON CUSTODIAN. No amendments to the Plan which affects the responsibilities or duties of the Custodian shall be effective without the agreement and approval of the Custodian.

                    ARTICLE X.   MISCELLANEOUS

10.01 JOINT OWNERSHIP. Shares may be registered in the name of the participant, or, if he or she so designates, in his or her name jointly with his or her spouse, with a right of survivorship.

10.02 NO EMPLOYMENT RIGHTS. The Plan shall not be deemed to constitute a contract of employment between the Company and any participant, nor shall it interfere with the right of the Company to terminate a participant and treat a participant without regard to the effect which such treatment might have upon you under the Plan.

10.03 TAX WITHHOLDING. The Company shall withhold from amounts to be paid to a participant as wages, any applicable federal, state or local withholding or other taxes which it is from time to time required by law to withhold.

10.04 COMPLIANCE WITH LAWS. The Company may direct the Custodian to delay the issuance of any certificate in the name of any person or the delivery of Shares to any person if it determines that listing, registration or qualification of such Shares upon any national securities market or exchange or under any law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares under the Plan, until such listing, registration, qualification, consent or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Company.

10.05 GOVERNING LAW. The Plan shall be governed by, and construed in accordance with, the laws of the State of Florida and without regard to the conflict of laws principles of such state.

                  REVOCABLE PROXY - COMMON STOCK

                      ELIZABETH ARDEN, INC.

                  ANNUAL MEETING OF SHAREHOLDERS
                          JUNE 25, 2002

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

   The undersigned hereby appoints Oscar E. Marina and Joel B. Ronkin as attorneys and proxies, each with full powers of substitution, to act for the undersigned to vote all shares of common stock of Elizabeth Arden, Inc., which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at our executive offices at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, on Tuesday, June 25, 2002 at 10:00 a.m., local time, and at any adjournment or postponement thereof, as stated on the reverse side.

   THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY
MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT
OR POSTPONEMENT THEREOF IN ACCORDANCE WITH THE DIRECTIONS SPECIFIED HEREIN. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTORS LISTED IN PROPOSAL 1, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS
THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JANUARY 31, 2003 SET FORTH IN PROPOSAL 2, FOR THE APPROVAL OF OUR 2002 EMPLOYEE STOCK
PURCHASE PLAN SET FORTH IN PROPOSAL 3 AND ON OTHER MATTERS PRESENTED
FOR A VOTE, IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS ACTING
UNDER THIS PROXY. IN THE EVENT ANY NOMINEE FOR ELECTION AS A DIRECTOR BECOMES UNAVAILABLE TO SERVE, THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE BALANCE OF THOSE NAMED AND A SUBSTITUTE SELECTED BY
THE PERSONS NAMED IN THE PROXY.

   Each shareholder giving a proxy has the power to revoke it any time before it is voted, either in person at the annual meeting, by written notice to the Secretary of Elizabeth Arden, Inc. or by delivery of a later-dated proxy. Attendance at the annual meeting without further action will not automatically revoke a proxy.

  [CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE]

[REVERSE SIDE OF CARD]

The Board of Directors recommends a vote FOR   Please mark your votes as indicated in
Items 1 and 2.                                 this example [ ]

Item 1 - ELECTION OF DIRECTORS                 Item 2 - RATIFICATION OF APPOINTMENT
                                                        OF PRICEWATERHOUSECOOPERS
                                                        LLP AS THE INDEPENDENT
E. Scott Beattie    Richard C.W. Mauran                 AUDITORS FOR THE FISCAL YEAR
Fred Berens         William M. Tatham                   ENDED JANUARY 31, 2002.
George Dooley       J. W. Nevil Thomas
                                                FOR          AGAINST         ABSTAIN
                                                [ ]            [ ]             [ ]
FOR          WITHHOLD AUTHORITY
[ ]                [ ]

Instruction: To withhold authority to vote     Item 3- APPROVAL OF 2002 EMPLOYEE
for any individual nominee, write that                 STOCK PURCHASE PLAN
nominee's name in the space provided below:
                                                FOR          AGAINST         ABSTAIN
                                                [ ]            [ ]             [ ]

____________________________________________

____________________________________________


Other Business

In their judgment, the proxies are authorized to vote upon such other business as may properly come before the annual meeting and any adjournment or postponement thereof.



Signature:____________________    Signature:___________________     Date:_____________


NOTE:   Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
